UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 27, 2009
ALEXZA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51820	77-0567768

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Alexza Pharmaceuticals, Inc. 2091 Stierlin Court Mountain View, California	94043

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (650) 944-7000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On March 27, 2009, Alexza Pharmaceuticals, Inc. (the “Company”) announced that Anthony G. Tebbutt’s employment with the Company would be ending effective as of May 31, 2009. Mr. Tebbutt is currently the Company’s Senior Vice President, Corporate Strategy and Business Development. Mr. Tebbutt will remain as a consultant to the Company until January 31, 2010.
(e) In connection with Mr. Tebbutt’s planned departure, the Company has agreed to pay Mr. Tebbutt certain severance benefits, including a lump sum payment equal to $263,472 payable on May 31, 2009. In addition, the Company has agreed (i) to reimburse, if requested, Mr. Tebbutt for medical, dental, vision and Employee Assistance Plan insurance premiums for the period between June 1, 2009 and January 31, 2010, which payments are not expected to exceed $1,000, (ii) to continue the vesting on Mr. Tebbutt’s outstanding options until January 31, 2010, and (iii) to provide, if requested, outplacement/career transition consulting services, which payments are not expected to exceed $12,000. All severance benefits described above are contingent on Mr. Tebbutt signing and returning a release agreement. As a consultant to the Company, Mr. Tebbutt will be paid $300 an hour for any services provided upon the request of the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alexza Pharmaceuticals, Inc.

Date: March 27, 2009

	By:	/s/ Thomas B. King
Thomas B. King,
President and Chief Executive Officer